GLOBAL TERMS
FOR [__] PERFORMANCE SHARE UNIT AWARD
UNDER THE ORGANON & CO. 2021 INCENTIVE STOCK PLAN
This is a summary of the terms applicable to the Performance Share Unit (“PSU”) award granted to you by Organon & Co. (“Organon” or the “Company”) and specified in this document (“PSU Award”). Different terms may apply to any prior or future PSU awards.

Name
Grant Type	PSU
Grant Date
Performance Period
Target Shares

I.GENERAL INFORMATION

These PSUs are granted under and subject to the Global Terms for [__] Performance Share Unit Award, including any additional terms and conditions for Grantee’s country in Appendix A (the “Award Terms”) and the Organon & Co. 2021 Incentive Stock Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used in these Award Terms shall have the same meanings as provided in the Plan.
IMPORTANT NOTICE: This grant requires the holder (“you”) to affirmatively accept it. You MUST log onto the Morgan Stanley website (Morgan Stanley at Work) to accept your grant. Follow the procedure on the Morgan Stanley website to accept your PSU Award within 90 days. Failure to accept the terms and conditions of your PSU Award within 90 days may result in forfeiture of the PSU Award.
II.DEFINITIONS. For the purpose of these Award Terms:

“Free Cash Flow” means the Company’s adjusted earnings before interest, taxes, depreciation, amortization and in-process research & development (IPRD) milestone payments (as reported in the Company's quarterly and annual earnings releases filed with the U.S. Securities and Exchange Commission for the applicable period), adjusted to remove the impact of net cash interest expenses, cash taxes, changes in working capital, and capital expenses during the Performance Period.

“Constant Currency Revenue” means the Company’s revenue (as reported in the Company's quarterly and annual earnings releases filed with the U.S. Securities and Exchange Commission for the applicable period), adjusted to remove the impact of actual currency exchange rates (versus currency exchange rates budgeted in the annual operating plan).

"2-Year Cumulative Adjusted EBITDA” means the Company’s EBITDA (as reported in the Company's quarterly and annual earnings releases filed with the U.S. Securities and Exchange Commission during the first two calendar years of the Performance Period), adjusted to exclude the impact of actual currency exchange rates (versus currency exchange rates budgeted in each year’s annual operating plan), certain business development expenses that were not included in each year’s annual operating plan, and share-based compensation expense.

“ARCA Pharmaceutical Index" are the companies used by the Committee in evaluating the Company’s TSR Performance for the entire Performance Period. For [__] and for so long thereafter during the Performance Period that such companies are publicly traded on a nationally recognized stock exchange, the following are the constituents of the ARCA Index, except as described below.

<<Table with constituents to be inserted based on ARCA Index as of the grant date>>

The Committee intends that the listing of companies in the index be subject to adjustments as may be necessary to reflect any merger, reorganization, recapitalization, extraordinary cash dividend, combination of shares, consolidation, rights offering, spin off, split off, split up, bankruptcy, liquidation, acquisition, or other similar change in any constituent of the ARCA Pharmaceutical Index.
In the event a constituent company files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a constituent company, and such company’s ending stock price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Performance Period (and if multiple constituent companies file for bankruptcy or liquidate due to an insolvency, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies/ liquidations ranking lower than later bankruptcies/liquidations). In the event of a formation of a new parent company by a constituent company, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original constituent company or the assets and liabilities of such company immediately prior to the transaction, such new parent company shall be substituted for the original constituent company to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original constituent company are not. In the event of a merger or other business combination of two constituent companies (including, without limitation, the acquisition of one constituent company or all or substantially all of its assets, by another constituent company), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as constituent company, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period. With respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.

“Cause” means a Grantee’s (i) material breach of any written agreement between the Grantee and the Employer, including the Grantee’s breach of any material representation, warranty or covenant made under any such agreement, or the Grantee’s breach of any written policy or code of conduct established by the Employer and applicable to the Grantee; (ii) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) commission of, or conviction or indictment for, or pleading no contest (or local equivalent) to, any crime (which carries a custodial sentence) or any crime involving moral turpitude; (iv) willful failure or refusal to perform grantee’s duties to the Employer or to follow any lawful directive from the Board or Grantee’s supervisor; or (v) failure to competently perform statutory or reasonably assigned duties with the Employer at a level that can be reasonably expected of a person with the grantee’s position, excluding a failure that the grantee could not be reasonably expected to realize would constitute such a failure (other than a failure resulting from grantee’s incapacity due to physical or mental illness), which failure is not cured, if curable, within ten (10) days after written notice from the Employer or, in the case of individuals subject to reporting obligations under Section 16 of the Exchange Act, the Board (which notice specifies in reasonable detail the grounds constituting Cause).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Disability” means the inability to perform the material duties of the Grantee’s role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in his or her death, whether or not he or she is eligible for disability benefits from any applicable disability program.

“Final Award” means the percentage of the Target Shares (or cash in lieu thereof) to be distributed as described in Section III hereof.

“Grant Date” means the date as of which a Performance Share Unit is granted.

“Involuntary Termination” means termination of employment by the Company or its affiliates in a manner that entitles the Grantee to benefits under the applicable separation benefits plan and specifically excludes non- performance of his or her duties and other termination reasons such as Sale, Retirement, Death, Disability, Cause or Change in Control.

“Performance Period” means the three-calendar year period commencing on January 1 of the calendar year in which the Grant Date occurs and ending on December 31 of the third calendar year. The award will vest on the Vesting Date (unless sooner terminated). The PSUs will be settled as soon as practicable after the Vesting Date and after the Final Award has been determined by the Committee, but in no event later than sixty (60) days following the Vesting Date.

“Performance Share” means a phantom share of the Company’s common stock. Until and unless distributed pursuant to Section VI, Performance Shares shall not entitle the holder to any of the rights of a holder of common stock, including voting rights; provided, however, that the Committee retains the right to make adjustments as described in Section 7 of the Plan.

“Performance Unit Grantee” or “Grantee” means an eligible employee who receives a Performance Share Unit.

“Performance Share Unit” or “PSU” or “PSU Award” means an award of Performance Shares as described in these Award Terms.

“R-TSR” means the Company’s TSR performance relative to the TSR of the ARCA Pharmaceutical Index.

“Retirement” means for Grantees who are employed in the U.S., a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service and (b) age 65 without regard to years of service. For other Grantees, “retirement” is determined by the Company, in its sole discretion. The Company reserves the right to modify any definition of retirement established for purposes of this PSU Award and/or adjust the consequences of termination due to retirement in order to comply with local law.

“Sale” means, with respect to a Grantee, the sale, whether through the sale of stock, assets or a combination thereof, of the subsidiary, JV or division, as applicable, for which such Grantee primarily provides services and which does not constitute a Change in Control of the Company.

“Target Shares” means the number of Performance Shares (or cash value thereof) that will be distributable if the Performance measures are achieved at the level identified as “target” for the Performance Period.

“Total Shareholder Return” or “TSR” means the change in value of one share of the common stock of the Company or a member of the ARCA Pharmaceutical Index over the Performance Period, considering stock price appreciation (or depreciation) and the reinvestment of dividends. The beginning stock price will be calculated using the 20-day trading average for the company common stock ending one business day before the Performance Period. The ending stock price will be calculated using the 20- day trading average for the company common stock ending on the last business day of the Performance Period. Dividends will assume to be reinvested as of the ex-dividend date and will be measured from the beginning of the 20-day trading period preceding the Performance Period and through the end of the Performance Period.

“Vesting Date” means the last day of the Performance Period.

III.CALCULATION OF FINAL AWARD OF PERFORMANCE SHARE UNITS

The Performance Unit Grantee shall earn and vest in the number of PSUs determined as provided for in this Section III unless otherwise provided for in Section V (“Termination of Employment”).

A.Performance Metrics

At the beginning of each calendar year during the Performance Period, the Committee will determine, in its sole discretion, that year’s component of the Free Cash Flow (“Annual Target FCF”) and Constant Currency Revenue (“Annual Target CCR”) goals for target payout of the PSU Award and communicate such components to the Grantee. The Final Award under this PSU Award will be determined (i) 50% based on the Company’s cumulative Free Cash Flow achievement over the Performance Period as compared to the aggregate sum of the Annual Target FCF goals established each calendar year (the “3-Year Cumulative Free Cash Flow Target Goal”), as reflected in the table below, (ii) 25% based on the Company’s cumulative Constant Currency Revenue achievement over the Performance Period as compared to the aggregate sum of the Annual Target CCR goals established each calendar year (the “3-Year Cumulative Constant Currency Revenue Target Goal”), as reflected in the table below, and (iii) 25% based on the Company’s cumulative achievement over the Performance Period of the 3-Year R-TSR goals as reflected in the table below.
Notwithstanding the foregoing, the 2-Year Cumulative Adjusted EBITDA of the Company must be equal to or greater than $[__] by the end of the second calendar year of the Performance Period for the portion of the PSU Award attributable to the 3-Year Cumulative Free Cash Flow Target Goal and 3-Year Cumulative Constant Currency Revenue Target Goal (a total of 75% of the PSU Award) to remain eligible to vest in accordance with the table below. If such 2-Year Cumulative Adjusted EBITDA threshold is not met, then such portion of the PSU Award (including the 75% of the Target Shares attributable thereto) shall be automatically terminated as of the end of the second calendar year of the Performance Period and be of no further force or effect. For the avoidance of doubt, the portion of the PSU Award attributable to the 3-Year R-TSR performance metric (25% of the PSU Award) shall not be affected by the foregoing and shall remain eligible to vest following the end of the Performance Period in accordance with the table below.

Financial Metric	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
3-Year Cumulative Free Cash Flow Target Goal
3-Year Cumulative Constant Currency Revenue Target Goal
3-Year R-TSR

For performance between the threshold and target or between target and maximum levels, the portion of PSUs that are eligible for vesting will be determined on a straight-line basis (i.e., linearly interpolated) between the two nearest vesting percentages. Notwithstanding the foregoing, in no event will the 3-Year R-TSR performance be greater than target if the Company’s absolute TSR over the Performance Period is negative.
B.The Final Award
Represents the number of Target Shares (or the cash value thereof) adjusted by the final payout percentage as determined based on the achievement of the performance metrics stated in Paragraph A above. The PSUs that do not vest based on performance as determined in Paragraph A above will terminate.

IV.DIVIDEND EQUIVALENTS
During the Performance Period, dividend equivalents will be accrued in a Company bookkeeping account on the Performance Shares if and to the extent dividends are paid by the Company on its common stock. Payment of such dividend equivalents will be made, without interest or earnings, at the end of the Performance Period only on the Final Award. Unless otherwise determined by the Committee in its sole discretion, such dividend equivalents shall be paid as additional shares in an amount equal to the sum of the dividend equivalents paid during the Performance Period on the Final Award divided by the price of a share of Company common stock on the date the Final Award is determined. If any portion of this PSU Award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations or rights.
V.TERMINATION OF EMPLOYMENT
If the Grantee’s employment with the Company or a parent, subsidiary, affiliate or joint venture (“JV”) of the Company that employs the Grantee (the “Employer”) is terminated during the Performance Period, the Grantee’s right to this PSU Award will be determined according to the terms in this Section V, subject to Section X.
A.General Rule
If a Grantee’s employment is terminated during the Performance Period for any reason other than those specified below, this PSU Award will be forfeited on the date employment ends as determined for grantees outside the U.S. in accordance with paragraph (12) of Section X. For the avoidance of doubt, unless otherwise provided below, service during any portion of the Performance Period shall not entitle Grantee to vest in a pro rata portion of this PSU Award.
B.Joint Venture
A transfer of a Grantee’s employment to a JV, including any other entity in which the Company has determined that it has a significant business or ownership interest, is not considered termination of employment for purposes of this PSU Award. Such employment must be approved by, and contiguous with employment by, the Company. The terms set out below apply to this PSU Award while a Grantee is employed by the JV or other entity.
C.Other Terminations

If primary reason your employment ends is due to:	Here is what happens to your Performance Share Units (PSUs):
Voluntary Termination
If the Grantee’s employment ends after the Performance Period has ended but prior to the payout date, the PSU Award and accrued dividend equivalents will be distributed to the Grantee at such time as they would have been paid if the Grantee’s employment had continued, based on actual performance during the Performance Period as determined in accordance with Section III.

For the avoidance of doubt, if the Grantee’s employment ends during the Performance Period, the PSU Award and accrued dividend equivalents will be forfeited on the date the Grantee’s employment ends.

Termination for poor performance or for Cause

Notwithstanding whether the Performance Period has ended, if the Grantee’s employment ends prior to the payout date, this PSU Award and accrued dividend equivalents will be forfeited on the date the Grantee’s employment ends.

Involuntary Termination (not for poor performance) Retirement Death Disability
A pro rata portion of the unvested PSU Award and accrued dividend equivalents (based on the number of completed months during the Performance Period prior to the date employment terminated) will be distributed to the Grantee at such time as they would have been paid if the Grantee’s employment had continued, based on actual performance during the Performance Period as determined in accordance with Section III. The remainder will be forfeited on the date the Grantee’s employment ends.

The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Performance Period during which the Grantee was employed by the Employer or the Company or any subsidiary, affiliate, or JV of the Company, and the denominator of which is the total number of months during the Performance Period.1

Sale (for example, sale of your subsidiary, division or JV)
The following portion of the PSU Award and accrued dividend equivalents will be distributed to the Grantee at such time as it would have been paid if the Grantee’s employment had continued, based on actual performance during the Performance Period as determined in accordance with Section III:
•one-third if employment terminates on or after the Grant Date but before the first anniversary thereof (the remainder will be forfeited on the date the Grantee’s employment ends); and
•all if employment terminates on or after the first anniversary of the Grant Date.

Change in Control of the Company
If there is a Change in Control prior to the end of the Performance Period, the PSU Award will be converted to a Restricted Stock Unit award at 100% of the Target Shares (or 25% of the Target Shares if such Change in Control occurs following a failure to achieve the 2-Year Cumulative Adjusted EBITDA threshold), adjusted for any accrued dividends as of the effective date of such Change in Control, and become payable on the Vesting Date, subject to the Grantee’s continuous employment.

In the event of an involuntary termination without Cause before the second anniversary after the closing of a Change in Control, the unvested Restricted Stock Unit award (which was converted from the PSU Award at the time of the Change in Control) shall become fully payable on the Vesting Date.

If the surviving, successor or acquiring company does not assume the unvested award or substitute similar awards, the Grantee’s award will vest at 100% of the Target Shares (or 25% of the Target Shares if such Change in Control occurs following a failure to achieve the 2-Year Cumulative Adjusted EBITDA threshold), adjusted for any accrued dividends as of the effective date of such Change in Control, and be settled within 30 days following the Change in Control, as provided in Section 25(b) of the Plan; provided, however, if the Change in Control is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under U.S. Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder) or if the settlement within 30 days of the Change in Control would be prohibited under Section 409A of the Code, the PSU Award shall vest as of such Change in Control and shall be distributed on the Vesting Date.

____________________________
1 The total number of months during the Performance Period for this PSU Award is 36 months.

VI.DISTRIBUTION OF PERFORMANCE SHARES
A.General Rule
Following the end of the Performance Period, each Grantee shall be entitled to receive a number of shares of the Company’s common stock equal to the Final Award plus the shares for accrued dividend equivalents set forth in Section IV, rounded to the nearest whole number (no fractional shares shall be issued); provided, that the Committee may, in its sole discretion, provide that the Final Award shall be settled, in whole or in part, in the form of cash instead of shares, subject to the terms of the Plan and applicable law, with the value of the cash payment equal to the number of shares of Company common stock underlying the Final Award multiplied by the per share Fair Market Value of the Company common stock as of the last trading day immediately prior to the Vesting Date and without any interest or earnings. Such distribution shall be made as soon as administratively feasible, but in no event later than March 15 of the year following the year in which the Vesting Date occurs in accordance with Section III. Unless otherwise determined by the Committee, the Company shall withhold any applicable taxes directly from a Performance Share Unit before it is denominated in actual shares of common stock, if applicable.
B.Death
In the case of distribution on account of a Grantee’s death, the portion of the Performance Share Unit distributable shall be distributed to the Grantee’s estate. Unless the Committee determines otherwise, the Company will withhold any applicable taxes directly from a Performance Share Unit before it is denominated in actual shares of common stock, if applicable.

VII.TRANSFERABILITY
Prior to distribution pursuant to Section VI, the PSU Award shall not be transferable, assignable or alienable except by will or the laws of descent or distribution following a Grantee’s death.
VIII.DATA PRIVACY
The collection, use, storage and disclosure of any data constituting personal data in connection with this plan is conducted by or on behalf of the Company with an address at 30 Hudson Street, Floor 33, Jersey City, NJ 07302 U.S.A. The Company grants employees of the Company and any parent, subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If Grantee would like to participate in the Plan, Grantee understands that Grantee should review the following information about the Company’s data processing practices and declare his or her consent.
If Grantee is outside the United States and in a country that has enacted privacy laws that provide for the concept of “controller”, the Company is the controller of the processing of Grantee’s personal data.
A.Data Collection and Usage
The Company collects, processes and uses Grantee’s personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of common stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in Grantee’s favor, which the Company receives from Grantee or his or her Employer. If the Company offers Grantee the opportunity to participate in the Plan, then the Company will collect Grantee’s personal data for the purpose of (i) allocating stock, (ii) implementing, administering, and managing the Plan, (iii) communicating with Grantee in connection with the Plan, (iv) internal administration, (v) complying with the Company’s legal obligations, including under tax and securities laws, (the “Purposes”). The Company’s legal basis for the processing of Grantee personal data for the abovementioned Purposes are necessary for (i) the Company’s performance of its contractual obligations under the Plan, and (ii) pursuant to the Company’s legitimate business interests. In those jurisdictions where Grantee consent to the processing of Grantee’s personal data is required - which is not the case when the Grantee is located within the

European Economic Area (“EEA”) / UK - Grantee expressly and explicitly consents to the collection, processing and transfer practices as described herein. Failure to provide personal data in whole or in part could make it impossible for the Company to fulfil some or all of its obligations regarding Grantee’s participation in the Plan.
B.Stock Plan Administration Service Providers
The Company discloses participant personal data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Grantee’s data with another company that serves in a similar manner. The Company’s service provider will open an account for Grantee. Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to Grantee’s ability to participate in the Plan. The Company may also share the personal data with external advisors, banks, payroll providers, (potential) business partners in the context of a contemplated sale or restructuring of the Company and with competent authorities in so far as this is necessary for the Purposes as listed above.
C.International Data Transfers
The Company and its service providers are based in the United States. If Grantee is outside of the United States, Grantee should note that Grantee’s country has enacted data privacy laws that are different from the United States. Other than where the transfer is made directly from Grantee to the Company, if the transfers are being made from the EEA/UK, such transfers will be made in reliance on data transfer agreements (so called “Standard Contractual Clauses”) which may require the recipient to carry out a data transfer impact assessment and put in place supplementary measures to ensure an essentially equivalent level of protection as provided in the EEA/UK. To receive more information about the precautions used to protect Grantee’s personal data and/or a copy of the Standard Contractual Clauses Grantee can contact the Company at Attn: Global Privacy Office, 30 Hudson Street, Floor 34, Jersey City, New Jersey, U.S.A. 07302 or at privacyoffice@organon.com or, if Grantee’s Employer is established in the EEA/UK or Grantee is located in the EEA/UK, by contacting Organon’s EU Data Protection Officer by e-mail at euprivacydpo@organon.com.
D.Data Retention
The Company will use Grantee’s personal data only as long as is necessary for the Purposes listed above. When the Company no longer needs Grantee’s personal data, which will generally be seven years after participation in the Plan has been terminated, the Company will remove it from its systems. If the Company keeps the personal data longer, it would be either to satisfy legal or regulatory obligations, government orders to preserve data relevant to an investigation, or for the purposes of litigation or disputes and the Company’s legal basis would be relevant laws or regulations or where in the Company’s legitimate interests
E.Voluntariness and Consequences of Consent Denial or Withdrawal
Grantee’s participation in the Plan and his or her grant of consent is purely voluntary. Grantee may deny or withdraw his or her consent at any time. If Grantee does not consent, or if Grantee withdraws his or her consent, Grantee cannot participate in the Plan. This would not affect Grantee’s existing employment, career or salary; Grantee would merely forfeit the opportunities associated with the Plan.
F.Data Subject Rights
Grantee has a number of rights under data privacy laws in his or her country. Depending on where Grantee is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect / inaccurate personal data, (iii) deletion of personal data, (iv) restrictions on processing of personal data, (v) object to the processing of personal data, (vi) portability of personal data, (vii) to lodge complaints with competent authorities in Grantee’s country, and/or (vii) receive a list with the names and addresses of (any potential) recipients of the Grantee’s personal data. To receive clarification regarding Grantee’s rights or to exercise Grantee’s rights please contact the Company at Attn: Global Privacy Office, 30 Hudson Street, Floor 34, Jersey City, New Jersey, U.S.A. 07302 or at privacyoffice@organon.com or, if Grantee’s Employer is established in the EEA/UK or Grantee is located in the EEA/UK, by contacting Organon’s EU Data Protection Officer by e-mail at euprivacydpo@organon.com.

G.Collection, Use and Transfer of Personal Data
The collection, use and transfer of Grantee’s personal data for the Purposes. Grantee also understands that the Company may, in the future, request Grantee to provide another data privacy consent. If applicable and upon request of the Company, Grantee agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements, or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Grantee’s country, either now or in the future. Grantee understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
If Grantee agrees with the data processing practices described in this notice, Grantee will declare his or her consent by clicking the “Accept” icon on the Morgan Stanley website.
IX.TAX WITHHOLDING
Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of Grantee’s participation in the Plan and legally applicable or deemed applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the PSU Award or underlying shares of common stock, including, but not limited to, the grant, vesting or settlement of the PSU, the subsequent sale of shares of common stock acquired upon the expiration of the Performance Period and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the PSU to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Grantee has become subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Tax-Related Items shall be satisfied by the Company withholding whole shares of common stock (or cash, if applicable) which would otherwise be delivered to the Grantee having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises or as of the last trading day immediately prior to the applicable Vesting Date, as determined by the Committee, equal to the Tax-Related Items, and you will be deemed to have been issued the full number of shares of common stock (or, if applicable, cash payment) subject to the vested PSUs, notwithstanding that a number of the shares (or, if applicable, cash) is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
The Company shall withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts (or, if permitted by the Committee, other applicable withholding rates, including maximum applicable rates in Grantee’s jurisdiction(s)). In the event of over-withholding, Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in common stock), or if not refunded, Grantee may seek a refund from the local tax authorities. In the event of under-withholding, Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of common stock (or cash, if applicable) or the proceeds of the sale of shares, if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
X.NATURE OF GRANT
In accepting the PSU Award, Grantee acknowledges and agrees that:

1.the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;
2.the grant of the PSU is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
3.all decisions with respect to future PSU grants, if any, will be at the sole discretion of the Company;
4.Grantee’s participation in the Plan is voluntary;
5.Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time;
6.the PSU and any cash and/or shares of common stock acquired under the Plan, and income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any parent, subsidiary, affiliate or JV of the Company, and that are outside the scope of Grantee’s employment or service contract, if any;
7.unless otherwise agreed with the Company, the PSU and any cash and/or shares of common stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of the Company or a subsidiary, affiliate or JV of the Company;
8.the PSU and any cash and/or shares of common stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
9.the PSU and any cash and/or shares of common stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any parent, subsidiary, affiliate or JV of the Company;
10.the future value of the shares of common stock underlying the PSU is unknown, indeterminable and cannot be predicted with certainty;
11.no claim or entitlement to compensation or damages shall arise from termination of the PSU resulting from termination of Grantee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any);
12.for purposes of the PSU Award, Grantee’s employment relationship will be considered terminated as of the date Grantee is no longer providing services to the Employer or the Company or any parent, subsidiary, affiliate or JV (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), and unless otherwise expressly provided in this document, Grantee’s right to vest in the PSU under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under local law; the Committee or its delegate responsible for administering the Plan shall have the exclusive discretion to determine when Grantee is no longer providing services for purposes of the grant (including whether Grantee may still be considered to be providing services while on a leave of absence);
13.the PSU and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

14.the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendation regarding Grantee’s participation in the Plan, or the acquisition or sale of underlying shares. Grantee should consult with his or her personal tax, legal and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan; and
15.neither the Employer, nor the Company or any parent, subsidiary, affiliate or JV shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the PSU Award or any amounts due to Grantee pursuant to the vesting of the PSU Award, the subsequent sale of shares acquired under the Plan or the receipt of any dividends and/or dividend equivalents.
XI.GOVERNING LAW AND VENUE
This document may be amended only by another written agreement between the parties. The PSU Award shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws. Unless otherwise set forth in the applicable grant agreement, the State and Federal courts located in the State of Delaware shall have exclusive jurisdiction for any action brought pursuant to the PSU Award.
XII.SEVERABILITY
The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
XIII.WAIVER
Grantee acknowledges that a waiver by the Company of breach of any provision of this document shall not operate or be construed as a waiver of any other provision of this document or of any subsequent breach by Grantee or any other grantee.
XIV.ELECTRONIC ACCEPTANCE
The Company may, in its sole discretion, decide to deliver any documents related to the PSU Award or future PSUs that may be granted under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
XV.COUNTRY-SPECIFIC APPENDIX
The PSU Award shall be subject to any additional provisions for Grantee’s country, if any, set forth in the Appendix A. If Grantee relocates to one of the countries included in the supplement during the life of the PSU Award, the additional provisions for such country shall apply to Grantee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
XVI.ADMINISTRATIVE POWERS
The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful Plan provisions, and may establish, amend, and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation, and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding, and conclusive upon the Company, all eligible employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the eligible employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, incentives hereunder, whether or not such eligible employees are similarly situated.
In addition to the Committee’s powers set forth in the Plan, anything in these Award Terms to the contrary notwithstanding, the Committee may revise the terms of any PSU not yet granted or, granted but prior to the end of an Performance Period if unforeseen events occur and which, in the judgment of the Committee, make the application of the Terms of this PSU Award unfair and contrary to their intentions unless a revision is made.

For further information regarding the Long-Term Incentive Program, please visit the Company’s intranet Long-Term Incentive homepage.
XVII.CLAWBACK POLICY
Notwithstanding any other provision in this Agreement to the contrary, Grantee and this PSU Award shall be subject to the Company’s Compensation Recoupment Policy, the Company’s Dodd-Frank Policy on Recoupment of Incentive Compensation, and any other clawback policy adopted by the Company, each as may be amended from time to time to comply with applicable law, regulation or listing standard (collectively, the “Clawback Policies”). The provisions of this Section XVII are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Clawback Policies, or any laws or regulations. In accepting the PSU Award, Grantee acknowledges and agrees that they (a) have received and reviewed copies of the Company’s Compensation Recoupment Policy and the Company’s Dodd-Frank Policy on Recoupment of Incentive Compensation, (b) are and will continue to be subject to the Clawback Policies to the extent applicable to Grantee, both during and after employment with the Company and/or any of its direct or indirect subsidiaries or affiliates, and (c) will abide by the terms of the Clawback Policies to the extent applicable, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Clawback Policies, as determined by the Committee in its sole discretion. In addition, Grantee acknowledges and agrees that Grantee will not be entitled to and hereby knowingly, voluntarily and intentionally waives any (i) indemnification for any liability or loss incurred by Grantee in connection with or as a result of any action taken by the Company to enforce the Clawback Policies (such action, a “Clawback Proceeding”) and (ii) indemnification or advancement of any expenses (including attorneys’ fees) from the Company and or any subsidiary of the Company incurred by Grantee in connection with any Clawback Proceeding; provided, however, if Grantee is successful on the merits in the defense of any claim asserted against Grantee in a Clawback Proceeding, Grantee will be indemnified for the expenses (including attorneys’ fees) you reasonably incurred to defend such claim.

XVIII.SECTION 409A COMPLIANCE
This paragraph applies only to the extent that the Performance Unit Grantee is a U.S. taxpayer. Anything in the Plan or these Award Terms to the contrary notwithstanding, no distribution of PSUs may be made unless in compliance with Section 409A of the Code or any successor thereto. In addition, distributions, if any, to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code, made due to a separation from service (as defined in Section 409A) will not be made before the earlier of (i) the first day of the sixth month following the separation from service and (ii) the date of the Grantee’s death, in the same form as they would have been made had this restriction not applied; provided further, that dividend equivalents that otherwise would have accrued will accrue during the period during which distribution is suspended, unless the settlement of those units is exempt from Section 409A of the Code. No distributions of PSUs may be made unless in compliance with Section 409A of the Code or any successor thereto.

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS FOR GRANTEES OUTSIDE THE U.S.
This Appendix, which is part of the Global Terms for 2024 Restricted Stock Unit Grants under the Organon & Co. 2021 Incentive Stock Plan, contains additional “terms and conditions” that will apply to you if you reside outside the United States.
The terms and conditions in Part A of this Appendix apply to all grantees who reside outside the United States. The additional terms and conditions in Part B of this Appendix will also apply to the grantee if he or she resides in one of the countries referenced in Part B. Part B of this Appendix also includes foreign asset/account reporting, exchange control and other “notifications” which provide information that is helpful to know in connection with your participation in the Plan. By accepting the PSU Award, you confirm having read and understood the Plan and your Terms (including, for the avoidance of doubt, the terms and conditions in this Appendix A), which were provided in the English language. You accept the terms of those documents accordingly.
The information in this Appendix is based on the laws in effect in the respective countries as of February 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the Restricted Period on the PSU Award expires and shares of common stock are issued to you or you sell shares of common stock acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country, or are considered a resident of a country, other than that in which you are currently working, or transfer residence and/or employment after the Grant Date, the information contained herein may not apply to you in the same manner. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

APPENDIX A - PART A: ADDITIONAL TERMS AND CONDITIONS FOR ALL COUNTRIES OUTSIDE OF THE UNITED STATES
The following additional terms and conditions will apply to you if you reside in any country outside the United States.
A.    Insider Trading/Market Abuse Laws
You acknowledge that, depending on your or your broker’s country of residence or where shares of common stock are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of common stock, rights to shares of common stock (e.g., RSUs) or rights linked to the value of shares of common stock under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You understand you are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.
B.    Foreign Asset/Account, Exchange Control and Tax Obligations
You acknowledge that, depending on your country, you may be subject to foreign asset/account, exchange control and/or tax reporting requirements in respect of and/or as the result of the acquisition of shares of common stock or cash (including dividend equivalents, dividends, and the proceeds of the sale of shares of common stock) derived from your participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you apply for approval for and/or report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in your country. You may also be required to repatriate cash received from participating in the Plan to your country within a certain time after receipt. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal tax, legal and/or financial advisors regarding the same.
C.    Language
You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient, to allow you to understand the terms and conditions of this document. If you have received this document, or any other document related to the PSU and/or the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
D.    Imposition of Other Requirements and Issuance of Shares
The Company reserves the right to impose other requirements on this PSU and the shares of common stock acquired pursuant to the PSU Award, to the extent the Company determines it is necessary or advisable to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
If advisable due to local law requirements, the Committee, in its sole and absolute discretion, may require the immediate forced sale of the shares of common stock issuable upon vesting of the RSUs. Alternatively, unless otherwise set forth in this Appendix, the Committee, in its sole and absolute discretion, may determine to pay out the RSUs in cash equal to the Fair Market Value of the shares of common stock underlying the RSUs.

APPENDIX A - PART B: COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS AND NOTIFICATIONS

Country	Additional Terms and Conditions, and notifications
Switzerland
Notifications
763B763BSecurities Law Information
764B764BIn Switzerland, the grant of PSU is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act ("FINSA"). This document does not constitute a prospectus pursuant to the FINSA and no such prospectus has been or will be prepared for or in connection with the PSU Awards granted pursuant to the Plan. This document is neither subject to any governmental approval nor must be filed with any Swiss authorities.
765B765BTax Reporting Information
You will receive an addendum to your annual salary statement, reporting the taxable income realized upon vesting of the PSUs granted to you. You are required to declare such income in and to file the addendum with your tax return.
Data Privacy – Transfer of personal data to the United States
You acknowledge and agree that your personal data will be transferred to the United States and that there is a risk, in particular, that the rights provided for by Swiss (and EU data protection laws, as applicable) may only be guaranteed to a limited extent and that foreign authorities, i.e. authorities of the United States may gain access to your personal data with or without your knowledge. Such access may also result in further tracking and/or observations by foreign authorities.